Exhibit 99.1

PRESS RELEASE

VCG Holding Corp (ticker: PTT, exchange: AMEX) News Release

April 3, 2007

VCG Holding Corp Announces Net Income up over 169% over 2005 and Updated Earnings Guidance

DENVER—(BUSINESS WIRE)—April 3, 2007—VCG Holding Corp (AMEX: PTT),

VCG Holding Corp. (VCG), a leading consolidator and operator of adult nightclubs, announced today financial results for the fiscal year ended December 31, 2006. Total revenues for the year increased 1.67% to $16,114,581 for fiscal year 2006 from $15,854,153 for fiscal year 2005. Net cash provided by operating activities for fiscal year 2006 totaled $2,574,376 compared to a net use of cash by operating activities of $1,858,198 for the prior year, an increase of approximately $715,000.

The Company reported net income of $1,115,676 or net income per share of $0.17 for the year ended December 31, 2006 as compared with a net income of $414,479 or a net income per share of $0.09 for the same period 2005. During the fiscal year 2006, the Company reported a net income applicable to the common shareholders of $236,833, or a income per share applicable to the common shareholder of $0.03 compared to fiscal year 2005 net loss applicable to the common shareholder of $(1,271,251) or a loss per share applicable to the common shareholder of $0.15. However, the 2006 net income to common shareholders includes a total of approximately $1.5 million in unusual items and discontinued operations as follows:

•	$404,000 in discontinued operations from sale of the club in Phoenix;

•	$250,000 in non cash charges to interest for fees and costs that will not be in future earnings;

•	$160,000 in offering costs included in the preferred dividend;

•	$150,000 lost income from the loss of revenue due to weather in Denver in December; and;

•	$742,809 cash dividends associated with the Series A Preferred Stock that has been converted or redeemed.

As of December 31, 2006, VCG had stockholder’s equity of $12,795,623 as compared to $3,043,588 at December 31, 2005.

The Company had pro forma income that included the results of Denver Restaurant Concepts LP (DRC) and the related anticipated cost of financing. The income from continuing operations per share on the pro forma basis for the year ended December

31, 2006 was $0.24 per share as compared to the pro forma income from continuing operations for the year ended December 31, 2005 of $0.13 per share. DRC is one of the clubs that is managed by the Company and the performance will remain constant into the future.

The Company has been reviewing its earning guidance announced in January 2007 regarding the fiscal years 2007 – 2009. Based on the acquisitions completed to date, all five of the remaining managed clubs, the scheduled purchase of the club in the southeast United States on April 16, 2007, the scheduled purchase of the club in Minnesota, and other proposed acquisitions in the pipeline the Company revises its 2007 estimates to the following: $0.62 per share ($0.08 first quarter, $0.14 second quarter, $0.18 third quarter, and $0.22 fourth quarter) and its 2008 estimates to $0.90. The estimates for 2008 are based on management’s budgets and estimates for the 2007 clubs and acquisition plans for five additional club purchases in 2008; and, the estimates for 2009 are based on management’s budgets and estimates for the 2008 clubs and acquisition plans for five additional club purchases in 2009. Other factors that could impact these earnings estimates could include and are not limited to our ability to complete the planned acquisitions, convert the minority interest owners, obtain satisfactory financing, and obtain the expected grow rate in our existing clubs.

The Company plans a conference call at 2:00 P.M. EST. April 4, 2007. The details of the call will be posted on our website www.vcgh.com.

Troy Lowrie, Chairman and Chief Executive Officer of VCG Holding Corp stated, “2006 was a great year for VCG. The changes in the balance sheet have been significant. The conversion of the preferred stock to common stock had a major impact on shareholders equity and the company’s cash flow. The Company continues to find acquisition opportunities and will have the financial capability to pursue them. We are comfortable with our revised guidance and opportunity for 2007 and 2008.”

Summary Financial Information

	December 31,
Income Statement Data	2005	2006	% Change
Total Revenue	$15,854,153	$16,114,581	1.67
Cost of Sales	2,016,753	2,259,896	12.1
SG&A	11,813,219	10,577,952	(10.5)
Income from operations	2,024,181	3,276,733	61.9
Interest Expense	1,347,951	1,494,658	10.9
Net Income	414,479	1,520,363	169.2
Preferred Dividend	1,685,730	878,843
Net (loss) applicable to common shareholders	$(1,271,251)	$236,833
Net Income (loss) per share	$0.05	$0.17
Preferred Dividend	(0.20)	(0.10)
Net (loss) applicable to common shareholders	$(0.15)	$0.03

Balance Sheet Data	2005	2006
Current Assets	$2,090,560	$3,518,641
Net Property, Plant and Equipment	$14,214,133	$12,025,627
Other Assets	$11,554,372	$19,535,430
Total Assets	$27,859,065	$35,079,698
Current Liabilities	$6,530,114	$3,783,339
Total Liabilities	$15,890,015	$21,959,075
Preferred Stock	$8,925,462	$325,000
Shareholders Equity	$3,043,588	$12,795,623

Cash Flow Data	2005	2006
Cash Flow from Operating Activities	$1,858,198	$2,574,376
Cash Flow from Investing Activities	$(776,117)	$(951,862)
Cash Flow from Financing Activities	$(1,163753)	$(159,273)

About VCG Holding Corp

VCG Holding Corp. is an owner, operator and consolidator of adult nightclubs throughout the United States. The Company currently owns six adult nightclubs, one upscale dance lounge and operates seven other adult nightclubs under management agreements. The owned and managed clubs are located in Indianapolis, St. Louis, Denver, Phoenix, and Louisville.

Forward-looking statements

Statements contained in this press release concerning future results, performance or expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as assumptions on which such statements are based. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release. Forward-looking statements involve a number of risks and uncertainties, and other factors, that could cause actual results, performance or developments to differ materially from those expressed or implied by those forward-looking statements including the following: failure of facts to conform to necessary management estimates and assumptions; the Company’s ability to identify and secure suitable locations for new nightclubs on acceptable terms, open the anticipated number of new nightclubs on time and within budget, achieve anticipated rates of same-store sales, hire and train additional nightclub personnel and integrate new nightclubs into its operations; the continued implementation of the Company’s business discipline over a large nightclub base; unexpected increases in cost of sales or employee, pre-opening or other expenses; the economic conditions in the new markets into which the Company expands and possible uncertainties in the customer base in these areas; fluctuations in quarterly operating results; seasonality; changes in customer spending patterns; the impact of any negative publicity or public attitudes; competitive pressures from other national and regional nightclub chains; business conditions, such as inflation or a recession, or other negative effect on nightclub patterns, or some other negative effect on the economy, in general, including (without limitation) growth in the nightclub industry and the general economy; changes in monetary and fiscal policies, laws and regulations; war, insurrection and/or terrorist attacks on United States soil; and other risks identified from time to time in the Company’s SEC reports, including the Annual Report on Form 10-KSB for 2006, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, registration statements, press releases and other communications, and amendments thereto The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contact:

Troy H. Lowrie, CEO

Micheal Ocello, President

Donald W Prosser, CFO

VCG Holding Corporation

390 Union Blvd, Suite 540

Lakewood, Colorado 80228

Telephone	303.934.2424
Facsimile	303.922.0746
Email:	tlowrie@vcgh.com
mocello@vcgh.com
dprosser@vcgh.com